MUELLER WATER PRODUCTS REPORTS 2022 FIRST QUARTER RESULTS

Increased Net Sales 14.7 percent to $272.3 million
Reported Net Income per Diluted Share of $0.12
Increased Adjusted Net Income per Diluted Share 18.2 percent to $0.13

ATLANTA, February 3, 2022 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2022 first quarter ended December 31, 2021, net sales were $272.3 million and net income was $19.4 million.
During the 2022 first quarter, the Company:
•Increased net sales 14.7 percent to $272.3 million as compared with $237.4 million in the prior year quarter.
•Generated operating income of $28.9 million as compared with $27.8 million in the prior year quarter. Increased adjusted operating income 7.2 percent to $31.3 million as compared with $29.2 million in the prior year quarter.
•Achieved net income of $19.4 million as compared with net income of $16.7 million in the prior year quarter. Increased adjusted net income 19.8 percent to $21.2 million as compared with $17.7 million in the prior year quarter.
•Reported net income per diluted share of $0.12 as compared with $0.11 in the prior year quarter. Increased adjusted net income per diluted share 18.2 percent to $0.13 as compared with $0.11 in the prior year quarter.
•Increased adjusted EBITDA 6.3 percent to $47.5 million as compared with $44.7 million in the prior year quarter.
•Generated $19.8 million of net cash provided by operating activities and $8.8 million of free cash flow for the quarter. Repurchased $20.0 million of common stock during the quarter.
“I am very encouraged by the start to our year as our team members delivered strong net sales growth of 14.7 percent in the quarter while continuing to face challenges from an extraordinarily difficult operating environment. This quarter is our first reporting under our new segment structure, Water Flow Solutions and Water Management Solutions. Net sales growth at both segments benefited from increased volumes and higher pricing across most of our product lines. With healthy demand levels in our primary end markets, we again experienced strong orders in the quarter leading to record backlog at the end of the quarter,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.

“We remain focused on serving customers in the face of the continuing operational challenges from higher inflation, labor availability and supply chain disruptions. Despite these obstacles that have increased costs, adjusted EBITDA increased 6.3 percent in the quarter. The anticipated margin compression this quarter primarily resulted from the lag between the timing of inflation and our price realization. Due to the ongoing inflationary pressures, we again increased prices across the majority of our products during the first quarter of this year, which, along with the pricing actions we took in 2021, we expect will improve margins in the remainder of the year.

“We continue to believe that our end markets will be healthy in 2022 and are excited about the long-term positive impact that we believe the federal infrastructure bill will have on the aging water infrastructure in the U.S. Based on our solid first quarter performance, we are raising our annual guidance for both consolidated net sales and adjusted EBITDA growth. We believe that our current backlog, pricing actions and strength of our end markets will together support our growth. While we expect the challenges associated with higher inflation, supply chain disruptions and labor availability will continue in fiscal 2022, we are confident that we can make progress on our operational initiatives to deliver enhanced results.

“With a strong balance sheet and cash position, we repurchased $20.0 million of common stock during the first quarter. We continue to take a balanced approach to our cash allocation strategies. We remain focused on reinvesting in our business, accelerating growth through acquisitions and returning cash to shareholders through our quarterly dividend and share repurchases. We are confident that our growth strategies, capital investments and operational initiatives will enable us to drive continued growth in sales and adjusted EBITDA.

“In addition, in January of this year, we released our second Environmental, Social and Governance (ESG) Report highlighting our strategy, initiatives, annual performance, targets and goals for these important areas. Our long-term environmental goals for waste disposal and greenhouse gas emissions are aligned with our business strategies to create a safer and more sustainable environment. We are very excited about our new brass foundry which is scheduled for completion in 2023. The new foundry will enable us to pour a new lead-free brass alloy, which is a noteworthy advancement in sustainability for our customers and end users. As we strive to become a sustainability leader in our industry, we are committed to delivering smart products that are safer for the environment and more efficient for our customers, while also minimizing our water and energy footprints.”

Consolidated Results
Net sales for the 2022 first quarter increased $34.9 million, or 14.7 percent, to $272.3 million as compared with $237.4 million in the 2021 first quarter.
Operating income increased 4.0 percent to $28.9 million for the 2022 first quarter as compared with $27.8 million in the prior year quarter.
During the quarter, the Company incurred $2.4 million of strategic reorganization and other charges that have been excluded from adjusted results.
Adjusted operating income increased $2.1 million, or 7.2 percent, to $31.3 million for the 2022 first quarter as compared with $29.2 million in the prior year quarter.
Adjusted EBITDA increased $2.8 million, or 6.3 percent, to $47.5 million for the 2022 first quarter as compared with $44.7 million in the prior year quarter. Adjusted EBITDA margin was 17.4 percent for the 2022 first quarter as compared with 18.8 percent in the prior year quarter.
Segment Results

Water Flow Solutions
Water Flow Solutions’ product portfolio includes iron gate valves, specialty valves and service brass products. Net sales of products in the Water Flow Solutions business unit were 56 percent of fiscal 2021 consolidated net sales.
Net sales for the 2022 first quarter increased $26.1 million, or 20.3 percent, to $154.9 million as compared with $128.8 million in the 2021 first quarter. This increase was primarily due to increased volumes and higher pricing across most of our product categories.
Operating income and adjusted operating income for the first quarter 2022 were each $31.3 million. Adjusted operating income increased $8.1 million, or 34.9 percent, as compared with $23.2 million in the prior year quarter, primarily due to higher pricing, increased volumes and favorable manufacturing performance, which were partially offset by higher costs associated with inflation and higher SG&A expenses.
Adjusted EBITDA of $38.7 million increased $8.1 million, or 26.5 percent, as compared with $30.6 million in the prior year quarter. Adjusted EBITDA margin was 25.0 percent for the 2022 first quarter as compared with 23.8 percent in the prior year quarter.
Water Management Solutions
Water Management Solutions’ product and service portfolio includes fire hydrants, repair and installation, natural gas, metering, leak detection, pressure control and software products. Net sales of products in the Water Management Solutions business unit were 44 percent of fiscal 2021 consolidated net sales.
Net sales for the 2022 first quarter increased $8.8 million, or 8.1 percent, to $117.4 million as compared with $108.6 million in the 2021 first quarter. This increase was primarily due to increased volumes and higher pricing across most of our product categories.
Operating income and adjusted operating income for the quarter were $11.4 million and $11.5 million, respectively. Adjusted operating income decreased $5.5 million, or 32.4 percent, as compared with $17.0 million in the prior year quarter, primarily due to higher costs associated with inflation, higher SG&A expenses and unfavorable manufacturing performance, which were partially offset by higher pricing and increased volumes.
Adjusted EBITDA decreased to $19.2 million with a 16.4 percent adjusted EBITDA margin as compared with prior year quarter adjusted EBITDA of $24.2 million with a 22.3 percent adjusted EBITDA margin.
Interest Expense, Net
Interest expense, net for the 2022 first quarter was $4.3 million as compared with $6.1 million in the prior year quarter. The decrease in net interest expense in the quarter resulted primarily from lower interest expense as a result of the refinancing of our 5.5% Senior Notes with 4.0% Senior Notes.

Income Taxes
Income tax expense for the 2022 first quarter was $6.2 million, or 24.2 percent of income before tax. Income tax expense in the prior year quarter was $5.8 million, or 25.8 percent of income before tax.

Cash Flow and Balance Sheet
Net cash provided by operating activities for the first quarter was $19.8 million as compared with $34.1 million in the prior year quarter, primarily driven by higher inventories.
The Company invested $11.0 million in capital expenditures during the first quarter as compared with $15.6 million invested in the first quarter of the prior year.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the first quarter was $8.8 million as compared with free cash flow of $18.5 million in the comparable prior year period.
As of December 31, 2021, Mueller Water Products had $446.9 million of total debt outstanding and $207.3 million of cash and cash equivalents. The Company’s net debt leverage ratio was 1.2 times. There are no maturities on our debt until June 2029 and the Company’s 4.0% Senior Notes have no financial maintenance covenants. Based on December 31, 2021 data, the Company had approximately $133.8 million of excess availability under its ABL Agreement, bringing its total liquidity to $341.1 million.
Full-Year Fiscal 2022 Outlook
For the full-year fiscal 2022, the Company currently anticipates that consolidated net sales will increase between 6 and 10 percent as compared with the prior year. Based on first quarter performance, backlog, current expectations for end markets, increased price and inflation, the Company believes that adjusted EBITDA will increase between 6 and 10 percent as compared with the prior year. The Company expects to generate positive free cash flow for the full year. These expectations assume that challenges associated with higher inflation, labor availability and supply chain disruptions will continue in fiscal 2022.

The Company’s expectations for certain financial metrics for the full-year fiscal 2022 are as follows:
•Total SG&A expenses between $232 million and $242 million.
•Net interest expense between $18 million and $19 million.
•Effective income tax rate between 25 percent and 27 percent.
•Depreciation and amortization between $62 million and $64 million.
•Capital expenditures between $70 million and $80 million.

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Friday, February 4, 2022, at 9:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-431-2903. An archive of the webcast will also be available on the Investor Relations section of the Company’s website.

Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.

The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.

The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking adjusted EBITDA to the comparable GAAP measure, as permitted by Regulation S-K, because certain items, e.g., expenses related to corporate development activities, pension benefits and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.

Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, trend descriptions, the Company’s ESG strategies (including emissions, energy consumption, water withdrawal, workforce and human capital efforts, other environmental targets, external ESG commitments and operational strategies), the COVID-19 pandemic, go-to-market strategies, operational excellence, acceleration of new product development, end market performance, net sales performance, adjusted operating income and adjusted EBITDA performance, margins, capital expenditure plans, litigation outcomes, capital allocation and growth strategies, restructuring efficiencies and warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.

Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the extent, duration and severity of the impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections), the Company and the financial/capital markets, government-mandated facility closures, COVID-19 related facility closures and other manufacturing restrictions, logistical challenges and supply chain disruptions, potential litigation and claims emanating from the COVID-19 pandemic and vaccine mandates, and health, safety and employee/labor issues in Company facilities around the world; an inability to realize the benefits from our operational initiatives, including our reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and market levels of wage increases; an inability to protect the Company’s information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; regional, national or global political, economic, market and competitive conditions; cyclical and changing demand in core markets such as municipal spending; government monetary or fiscal policies; residential and non-residential construction, and natural gas distribution; adverse weather conditions; manufacturing and product performance; expectations for changes in volumes, continued execution of cost productivity initiatives and improved pricing; commodity and raw materials price inflation; warranty exposures (including the adequacy of warranty reserves); an inability to successfully resolve significant legal proceedings, claims, lawsuits or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; failure to achieve expected cost savings, net sales expectations, profitability expectations and manufacturing efficiencies from our large capital investments in Chattanooga and Kimball, Tennessee and Decatur, Illinois and plant closures; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; an inability to achieve some or all of our ESG goals; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s Annual Report on Form 10-K (all of which risks may be amplified by the COVID-19 pandemic).
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.

About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.
Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2021	2021
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$207.3	$227.5
Receivables, net of allowance for credit losses of $4.1 million and $3.5 million	180.4	212.2
Inventories, net	209.7	184.7
Other current assets	30.6	29.3
Total current assets	628.0	653.7
Property, plant and equipment, net	286.9	283.4
Intangible assets, net	386.9	392.5
Goodwill	117.7	115.1
Other noncurrent assets	74.0	73.3
Total assets	$1,493.5	$1,518.0

Liabilities and stockholders’ equity:
Current portion of long-term debt	$1.0	$1.0
Accounts payable	83.9	92.0
Other current liabilities	114.4	127.1
Total current liabilities	199.3	220.1
Long-term debt	445.9	445.9
Deferred income taxes	99.3	95.1
Other noncurrent liabilities	57.1	62.0
Total liabilities	801.6	823.1

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 156,834,758 and 157,955,433 shares outstanding at December 31, 2021 and September 30, 2021, respectively	1.6	1.6
Additional paid-in capital	1,313.8	1,342.2
Accumulated deficit	(624.5)	(643.9)
Accumulated other comprehensive income (loss)	1.0	(5.0)
Total stockholders’ equity	691.9	694.9
Total liabilities and stockholders’ equity	$1,493.5	$1,518.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
	December 31,
	2021	2020
	(in millions, except per share amounts)
Net sales	$272.3	$237.4
Cost of sales	184.7	159.0
Gross profit	87.6	78.4
Operating expenses:
Selling, general and administrative	56.3	49.2
Strategic reorganization and other charges	2.4	1.4
Total operating expenses	58.7	50.6
Operating income	28.9	27.8
Pension benefit other than service	(1.0)	(0.8)
Interest expense, net	4.3	6.1
Income before income taxes	25.6	22.5
Income tax expense	6.2	5.8
Net income	$19.4	$16.7

Net income per basic share	$0.12	$0.11

Net income per diluted share	$0.12	$0.11

Weighted average shares outstanding:
Basic	158.0	158.1
Diluted	158.9	158.8

Dividends declared per share	$0.058	$0.055

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended
	December 31,
	2021	2020
	(in millions)
Operating activities:
Net income	$19.4	$16.7
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition:
Depreciation	8.0	7.7
Amortization	7.2	7.0
Stock-based compensation	2.0	1.9
Pension benefit	(0.7)	(0.5)
Deferred income taxes	3.6	1.6
Inventory reserves provision	3.5	0.9
Other, net	1.0	0.5
Changes in assets and liabilities, net of acquisition:
Receivables, net	31.9	24.0
Inventories	(28.3)	(4.8)
Other assets	(0.8)	(1.3)
Accounts payable	(8.4)	(9.4)
Other current liabilities	(12.8)	(9.9)
Other noncurrent liabilities	(5.8)	(0.3)
Net cash provided by operating activities	19.8	34.1
Investing activities:
Capital expenditures	(11.0)	(15.6)
Acquisition purchase price adjustment	0.2	—
Proceeds from sales of assets	—	0.1
Net cash used in investing activities	(10.8)	(15.5)
Financing activities:
Dividends paid	(9.2)	(8.7)
Common stock repurchased under buyback program	(20.0)	—
Proceeds from financing transaction	—	3.9
Employee taxes related to stock-based compensation	(1.9)	(0.9)
Common stock issued	0.7	0.6
Deferred financing costs paid	—	(0.5)
Capital leases	(0.1)	(0.2)
Net cash used in financing activities	(30.5)	(5.8)
Effect of currency exchange rate changes on cash	1.3	1.3
Net change in cash and cash equivalents	(20.2)	14.1
Cash and cash equivalents at beginning of period	227.5	208.9
Cash and cash equivalents at end of period	$207.3	$223.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended December 31, 2021
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$154.9	$117.4	$—	$272.3

Gross profit	$52.1	$35.5	$—	$87.6
Selling, general and administrative expenses	20.8	24.0	11.5	56.3
Strategic reorganization and other charges	—	0.1	2.3	2.4
Operating income (loss)	$31.3	$11.4	$(13.8)	$28.9

Operating margin	20.2%	9.7%		10.6%

Capital expenditures	$9.4	$1.6	$—	$11.0

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$19.4
Strategic reorganization and other charges				2.4
Income tax benefit of adjusting items				(0.6)
Adjusted net income				$21.2

Weighted average diluted shares outstanding				158.9

Adjusted net income per diluted share				$0.13

Net income				$19.4
Income tax expense (1)				6.2
Interest expense, net (1)				4.3
Pension benefit other than service (1)				(1.0)
Operating income (loss)	$31.3	$11.4	$(13.8)	28.9
Strategic reorganization and other charges	—	0.1	2.3	2.4
Adjusted operating income (loss)	31.3	11.5	(11.5)	31.3
Pension benefit other than service	—	—	1.0	1.0
Depreciation and amortization	7.4	7.7	0.1	15.2
Adjusted EBITDA	$38.7	$19.2	$(10.4)	$47.5

Adjusted operating margin	20.2%	9.8%		11.5%
Adjusted EBITDA margin	25.0%	16.4%		17.4%

Adjusted EBITDA	$38.7	$19.2	$(10.4)	$47.5
Three prior quarters’ adjusted EBITDA	123.3	73.2	(37.6)	158.9
Trailing twelve months’ adjusted EBITDA	$162.0	$92.4	$(48.0)	$206.4

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				445.9
Total debt				446.9
Less cash and cash equivalents				207.3
Net debt				$239.6

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.2x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$19.8
Less capital expenditures				(11.0)
Free cash flow				$8.8

(1) We do not allocate interest, income taxes or pension benefit other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended December 31, 2020
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$128.8	$108.6	$—	$237.4

Gross profit	$41.9	$36.5	$—	$78.4
Selling, general and administrative expenses	18.7	19.5	11.0	49.2
Strategic reorganization and other charges	0.1	—	1.3	1.4
Operating income (loss)	$23.1	$17.0	$(12.3)	$27.8

Operating margin	17.9%	15.7%		11.7%

Capital expenditures	$12.3	$3.2	$0.1	$15.6

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$16.7
Strategic reorganization and other charges				1.4
Income tax benefit of adjusting items				(0.4)
Adjusted net income				$17.7

Weighted average diluted shares outstanding				158.8

Adjusted net income per diluted share				$0.11

Net income				$16.7
Income tax expense (1)				5.8
Interest expense, net (1)				6.1
Pension benefit other than service (1)				(0.8)
Operating income (loss)	$23.1	$17.0	$(12.3)	27.8
Strategic reorganization and other charges	0.1	—	1.3	1.4
Adjusted operating income (loss)	23.2	17.0	(11.0)	29.2
Pension benefit other than service	—	—	0.8	0.8
Depreciation and amortization	7.4	7.2	0.1	14.7
Adjusted EBITDA	$30.6	$24.2	$(10.1)	$44.7

Adjusted operating margin	18.0%	15.7%		12.3%
Adjusted EBITDA margin	23.8%	22.3%		18.8%

Adjusted EBITDA	$30.6	$24.2	$(10.1)	$44.7
Three prior quarters’ adjusted EBITDA	107.9	76.3	(31.0)	153.2
Trailing twelve months’ adjusted EBITDA	$138.5	$100.5	$(41.1)	$197.9

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.1
Long-term debt				446.6
Total debt				447.7
Less cash, cash equivalents and restricted cash				223.0
Net debt				$224.7

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.1x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$34.1
Less capital expenditures				(15.6)
Free cash flow				$18.5

(1) We do not allocate interest, income taxes or pension benefit other than service to our segments.